CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 26, 2006, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiary as of June 30, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the years then ended, which report appears in Post-Effective Amendment No. 2 to Form SB-2 registration statement for IsoRay, Inc. to be filed on or about October 11, 2006.

/s/ DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
October 11, 2006